Exhibit 99.1

Press Release – For Immediate Release

Monday, April 20, 2026

Steele Bancorp, Inc., Reports First Quarter 2026 Earnings

Mifflinburg, PA – Steele Bancorp, Inc. (“Company”) (OTCID Pink: “STLE”), parent company of Central Penn Bank and Trust (“Bank”), has released its unaudited results of operations and financial condition for the first quarter of 2026.

Unaudited Financial Information

Net income, as reported under U.S. Generally Accepted Accounting Principles (“GAAP”), for the quarter ended March 31, 2026, was $4.88 million compared to $1.81 million for the same period in 2025, a 170.1% increase. Basic and diluted earnings per share for the quarters ended March 31, 2026 and 2025 were $1.43 and $0.97, respectively. Return on average assets and return on average equity were 1.56% and 16.31% for the period ended March 31, 2026 compared to 1.20% and 12.66% for the same period of 2025.

Net interest income for the three months ended March 31, 2026 was $12.21 million compared to $4.74 million for the same period in 2025, a 157.5% increase. The significant increase in net interest income was primarily driven by higher interest income resulting from growth in loan and securities balances, partially offset by increased interest expense due to an increase in deposits resulting from the merger with Northumberland Bancorp ("Northumberland"). Yield on earning assets increased 66 basis points, to 5.90% for the quarter ended March 31, 2026 compared to 5.24% for the quarter ended March 31, 2025, and the cost of funds decreased 14 basis points, to 2.21%, as compared to the same time period in 2025. The net interest margin increased from 3.38% for the quarter ended March 31, 2025 to 4.21% for the quarter ended March 31, 2026.

The Bank recorded a recovery of credit losses for loans of $134 thousand for the three months ended March 31, 2026, compared to a provision of $70 thousand for the three months ended March 31, 2025. The Bank did not record a recovery of or provision for credit losses for off balance sheet credit exposures for the quarter ended March 31, 2026. The Bank recorded a recovery of credit losses for off balance sheet credit exposures of $63 thousand for the quarter ended March 31, 2025.

Noninterest income increased by $982 thousand, or 167.9%, to $1.57 million for the three months ended March 31, 2026, from the $585 thousand recognized during the same period of 2025. The increase in noninterest income for the quarter ended March 31, 2026 is primarily due to the addition of trust fee income resulting from the merger with Northumberland and increases in ATM fees and debit card income due to increased utilization and volume.

Noninterest expenses increased $4.90 million or 158.2%, from $3.10 million for the three months ended March 31, 2025, to $7.99 million for the three months ended March 31, 2026. The increase in noninterest expense is primarily the result of an increase of $2.63 million in salaries and employee benefits and amortization of core deposit intangible of $666 thousand for which there was no comparable expense in 2025.

An income tax provision of $1.04 million was recorded for the three months ended March 31, 2026, compared to $419 thousand for the three months ended March 31, 2025, a 148.4% increase. The increase in the income tax provision is directly the result of an increase in income before income tax to $5.92 million as of March 31, 2026, compared to $2.23 million as of March 31, 2025, a 166.0% increase resulting from the merger with Northumberland.  The effective tax rate was 17.6% as of March 31, 2026, compared to 18.8% as of March 31, 2025.

Financial Condition

Total assets increased to $1.27 billion as of March 31, 2026 from $1.26 billion as of December 31, 2025, an increase of $7.31 million, or 0.6%. Cash and cash equivalents increased $8.36 million from December 31, 2025 to March 31, 2026. Net loans decreased by $1.12 million, securities available for sale decreased $121 thousand and core deposit intangible decreased $666 thousand from December 31, 2025 to March 31, 2026. Total deposits increased $4.43 million from December 31, 2025 to March 31, 2026 and Federal Home Loan Bank advances decreased $1.00 million from December 31, 2025 to March 31, 2026.

When compared to December 31, 2025, stockholders’ equity, excluding accumulated other comprehensive loss, increased $4.88 million to $124.42 million as of March 31, 2026. Steele Bancorp, Inc. remains well capitalized, with a total equity-to-assets ratio of 9.63% and 9.39% as of March 31, 2026 and December 31, 2025, respectively.

The Bank maintained a strong liquidity position as of March 31, 2026, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $453.89 million and $4.60 million in additional borrowing capacity from the Federal Reserve’s Discount Window.

About Steele Bancorp, Inc.

Steele Bancorp, Inc. is a bank holding company headquartered in Mifflinburg, Pennsylvania. The Company has one subsidiary bank, Central Penn Bank & Trust, serving individuals, families, nonprofits, and business clients through 13 banking offices located in Centre, Northumberland, Snyder, and Union counties. The Bank has 173 employees as of March 31, 2026.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties related to integration following the merger with Northumberland; the risk that the anticipated benefits, cost savings and other savings from the merger may not be fully realized or may take longer than expected to realize; changes in general economic trends, including inflation and changes in interest rates; our ability to manage credit risk; our ability to maintain an adequate level of allowance for credit loss on loans; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; fluctuations in the values of securities held in our securities portfolio, including as a result of changes in interest rates; our ability to successfully manage liquidity risk; adverse developments in borrower industries and, in particular, declines in real estate values; the concentration of large deposits from certain customers who have balances above current FDIC insurance limits; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; the impact to the economy resulting from the conflict with Iran; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.

Steele Bancorp, Inc. and Subsidiary Consolidated Balance Sheets ($ in thousands, except share and per share data)

	(Unaudited)
	March 31,	December 31,
	2026	2025 *
Assets
Cash and due from banks	$7,260	$7,633
Interest-bearing demand deposits	49,840	35,204
Federal funds sold	272	6,173

Total cash and cash equivalents	57,372	49,010

Interest-bearing time deposits	5,185	5,923
Debt securities available-for-sale, at fair value	220,686	220,807
Marketable equity securities, at fair value	607	613
Restricted investments in bank stock, at cost	2,646	2,717

Loans held for sale	692	-

Loans	916,899	918,171
Allowance for credit losses	(9,755)	(9,904)

Loans, net	907,144	908,267

Premises and equipment, net	17,943	17,928
Accrued interest receivable	4,156	4,039
Other real estate owned	147	-
Core deposit intangible, net	12,885	13,551
Bank owned life insurance	28,389	28,233
Net deferred tax asset	4,358	4,136
Other assets	6,555	6,233

Total Assets	$1,268,765	$1,261,457

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing deposits	$224,642	$221,306
Interest-bearing deposits	890,559	889,468

Total deposits	1,115,201	1,110,774

Repurchase agreements	1,966	1,589
Federal Home Loan Bank advances	4,500	5,500
Subordinated debt, net	9,978	9,892
Accrued interest payable	1,707	1,969
Other liabilities	13,267	13,334

Total Liabilities	1,146,619	1,143,058
Commitments and Contingencies

Redeemable Common Stock Held By Employee Stock Ownership Plan	5,639	4,600

Stockholders' Equity
Common stock, par value $1.00 per share; authorized 5,000,000 shares; issued 3,706,725 shares; outstanding 3,405,061 shares as of March 31, 2026 and December 31, 2025.	3,707	3,707
Capital surplus	40,595	40,595
Retained earnings	87,850	82,972
Accumulated other comprehensive loss	(2,275)	(1,144)
Treasury stock, at cost: 2026: 301,664 shares; 2025: 301,664 shares	(7,731)	(7,731)

Total Stockholders' Equity	122,146	118,399

Less maximum cash obligation to ESOP shares	5,639	4,600
Total Stockholders’ Equity Less Maximum Cash Obligations Related to ESOP Shares	116,507	113,799

Total Liabilities and Stockholders' Equity	$1,268,765	$1,261,457

* Derived from consolidated audited financial statements

Steele Bancorp, Inc. and Subsidiary Consolidated Statements of Income (Unaudited) ($ in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Interest and Dividend Income
Interest and fees on loans	$14,704	$6,407
Interest-bearing deposits in banks	332	116
Federal funds sold	64	6
Securities:
Taxable	1,357	531
Tax-exempt	594	295
Dividends	124	48

Total Interest and Dividend Income	17,175	7,403

Interest Expense
Deposits	4,805	2,218
Federal Home Loan Bank advances	48	442
Subordinated debt	112	-
Other borrowings	-	1

Total Interest Expense	4,965	2,661

Net Interest Income	12,210	4,742

(Recovery of) provision for credit losses – loans	(134)	70
(Recovery of) credit losses – off balance sheet credit exposures	-	(63)
Total (Recovery of) provision for credit losses	(134)	7

Net Interest Income after (recovery of) provision for credit losses	12,344	4,735

Noninterest Income
Service charges on deposit accounts	274	131
ATM fees and debit card income	443	183
Mortgage banking revenue	172	42
Trust fee income	351	-
Investment fee income	83	48
Gain on sale of premises	-	52
Net marketable equity security (losses) gains	(5)	7
Earnings on bank owned life insurance	156	63
Other	93	59

Total Noninterest Income	1,567	585

Noninterest Expense
Salaries and employee benefits	4,425	1,795
Net occupancy and equipment expense	620	302
Amortization of core deposit intangible	666	-
Data processing fees	442	177
Pennsylvania shares tax	231	114
Professional fees	158	46
Advertising expense	57	31
FDIC deposit insurance	180	67
Merger-related expenses	-	163
Other	1,213	400

Total Noninterest Expense	7,992	3,095

Income Before Income Taxes	5,919	2,225

Income Taxes	1,041	419

Net Income	$4,878	$1,806

Earnings Per Share - Basic and Diluted	$1.43	$0.97

Steele Bancorp, Inc. Key Ratios and Other Data (Unaudited)

	At or for the Three Months Ended (Unaudited)
($ in thousands, except per share data)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Operating Highlights:
Net income	$4,878	$5,585	$13,677	$1,820	$1,806
Net interest income	12,210	12,254	9,864	4,988	4,742
(Recovery of) provision for credit losses	(134)	801	4,228	156	7
Bargain purchase gain	-	477	17,827	-	-
Noninterest income	1,567	2,476	19,068	527	585
Noninterest expense	7,992	8,516	10,922	3,132	3,095

Balance Sheet Highlights:
Total assets	$1,268,765	$1,261,457	$1,253,576	$629,239	$607,899
Loans, net	907,144	908,267	891,098	462,977	444,997
Core deposit intangible, net	12,885	13,551	14,218	-	-
Total deposits
Noninterest bearing	224,642	221,306	214,926	81,741	77,570
Savings	164,834	164,133	164,047	73,995	70,981
NOW	260,341	268,818	265,547	190,879	187,746
Money Market	113,566	107,050	108,157	34,163	33,794
Time Deposits	351,818	349,467	353,253	133,830	136,349
Total interest-bearing deposits	890,559	889,468	891,004	432,867	428,870

Core deposits (1)	763,383	761,307	752,677	380,778	370,091

Financial Ratios:
Fully tax-equivalent net interest margin (Non-GAAP)	4.21%	4.32%	3.97%	3.48%	3.38%
Annualized return on average assets	1.56%	1.77%	5.19%	1.20%	1.20%
Annualized return on average equity	16.31%	18.60%	56.35%	12.36%	12.66%

Capital Ratios - Central Penn Bank & Trust:
Leverage ratio (2)	8.98%	8.56%	9.93%	9.79%	9.79%

Per Share Data:
Earnings per share	$1.43	$1.64	$4.77	$0.98	$0.97
Dividend declared per share	-	0.75	-	0.74	-
Book Value	35.87	34.77	33.74	31.78	31.40
Common stock price:
Last trade	35.00	28.55	25.83	26.10	24.00
Weighted average common shares	3,405,061	3,405,061	2,867,124	1,858,536	1,858,536

Allowance for Loan Credit Losses:
Beginning balance	$9,904	$9,512	$4,636	$4,451	$4,379
Merger adjustment	-	-	725	-	-
(Recovery of) provision for credit losses	(134)	361	4,228	192	70
Charge-Offs	(19)	-	(81)	(16)	-
Recoveries	4	31	4	9	2
Ending balance	$9,755	$9,904	$9,512	$4,636	$4,451

(1)	Core deposits are defined as total deposits less time deposits
(2)	Leverage ratio for the most recent period is estimated

Steele Bancorp, Inc. Asset Quality Data (Unaudited)

	At or for the Three Months Ended
($ in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Nonperforming Assets:
Nonaccrual loans	$7,307	$6,304	$1,591	$179	$366
Other real estate owned	147	-	-	78	77
Total nonperforming assets	$7,454	$6,304	$1,591	$257	$443
Loans 90 days or more past due and accruing	-	-	-	-	-

Asset Quality Ratios:
Nonperforming assets to loans plus other real estate	0.81%	0.69%	0.18%	0.05%	0.10
Allowance for credit losses on loans to total loans	1.06%	1.08%	1.06%	0.99%	0.99
Allowance for credit losses on loans to nonperforming loans	130.87%	157.12%	597.86%	2,589.94%	1,004.74%